March 2008

Pricing Sheet dated March 14, 2008 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 521 dated February 28, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
97% Protected Absolute Return Barrier Notes due September 24, 2009
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund

PRICING TERMS – MARCH 14, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$8,100,000
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	March 14, 2008
Original issue date:	March 24, 2008 (5 business days after the pricing date)
Maturity date:	September 24, 2009
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Maturity redemption amount:	$9.70 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return times the leverage factor; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.
Minimum payment at maturity:	$9.70 per note
Maximum payment at maturity:	$12.45 (124.50% of the stated principal amount) per note
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:	At any time on any day during the observation period, the price of one underlying share.
Price range:	Any share price that is:
▪ greater than or equal to $52.38750, which is the initial price x 75%; and
▪ less than or equal to $87.3125, which is the initial price x 125%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Leverage factor:	110%
Initial share price:	$69.85, the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor
Valuation date:	September 22, 2009, subject to postponement for certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	61747W133
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$10	$0.20	$9.80
Total	$8,100,000	$162,000	$7,938,000
 (1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Pricing Supplement No. 521 dated February 28, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.